Filed Pursuant to Rule 424(b)(3)

Registration No. 333-209161

SUPPLEMENT NO. 1

(To Prospectus Supplement Dated August 1, 2016 and Prospectus Dated January 29, 2016)

LTC PROPERTIES, INC.

$200,000,000

Common Stock

This Supplement No. 1 (“Supplement”) amends the prospectus supplement dated August 1, 2016 (the “Prospectus Supplement”) and its accompanying prospectus dated January 29, 2016, relating to the offer and sale, from time to time, of shares of our common stock having an aggregate offering price of up to $200,000,000 pursuant to separate equity distribution agreements, dated as of August 1, 2016, with JMP Securities LLC, Canaccord Genuity Inc., Mizuho Securities USA LLC, Credit Agricole Securities (USA) Inc. and Cantor Fitzgerald & Co.  This Supplement should be read together with the Prospectus Supplement and accompanying prospectus, including the documents incorporated by reference in the Prospectus Supplement.  Except as set forth below, the Prospectus Supplement and accompanying prospectus, as updated by the documents incorporated by reference in the Prospectus Supplement, remain unchanged.

Effective November 7, 2017, we terminated the equity distribution agreement with Canaccord Genuity Inc. (“Canaccord”).  As a result of the termination of this agreement, no further offers or sales of the Company’s common stock will be made through Canaccord pursuant to the Prospectus Supplement and the accompanying prospectus.

The equity distribution agreements with each of JMP Securities LLC, Credit Agricole Securities (USA) Inc., Cantor Fitzgerald & Co., and Mizuho Securities USA LLC remain in full force and effect.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion on page S-1 of the Prospectus Supplement under the heading “Risk Factors,” as well as the risk factors discussed under the heading “Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in the other documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and which we incorporate into the Prospectus Supplement by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement, the Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This Supplement is not complete without the Prospectus Supplement and accompanying prospectus, and we have not, and the agents have not, authorized anyone to deliver or use this prospectus supplement without the Prospectus Supplement and accompanying prospectus.

JMP Securities	Mizuho Securities	Credit Agricole CIB	Cantor Fitzgerald

Prospectus Supplement dated November 8, 2017